Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5510
Jack Lascar/Sheila Stuewe DRG&L / 713-529-6600
BASIC ENERGY SERVICES ANNOUNCES TENDER OFFER FOR ITS
11.625% SENIOR SECURED NOTES DUE 2014
MIDLAND, Texas — February 1, 2011 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced it has commenced a cash tender offer and consent solicitation with respect to any and all of the $225,000,000 aggregate outstanding principal amount of its 11.625% Senior Secured Notes due 2014 (the “Notes”). In conjunction with the tender offer, Basic is soliciting noteholder consents to effect certain amendments to the indenture governing the Notes.
Basic will pay the purchase price for Notes validly tendered and accepted for purchase, as well as accrued and unpaid interest up to, but not including, the payment date. The tender offer is scheduled to expire at 9:00 a.m., New York City time, on March 2, 2011, unless extended by Basic or earlier terminated (the “Expiration Time”). Noteholders who provide consents to the proposed amendments will receive a consent payment per $1,000 principal amount of Notes tendered and accepted for purchase pursuant to the offer if they provide their consents prior to 5:00 p.m., New York City time, on February 14, 2011, unless such date is extended (the “Consent Expiration”). The total consideration to be paid for each $1,000 principal amount of the Notes validly tendered and not validly withdrawn before the Consent Expiration will be $1,161.00, which includes a consent payment of $30.00 per $1,000 principal amount of the Notes, together with accrued and unpaid interest up to the date of payment for such Notes. Noteholders tendering after the Consent Expiration and prior to the Expiration Time will be eligible to receive only $1,131.00 per $1,000 principal amount of Notes that are validly tendered and not validly withdrawn.
The obligations to accept for purchase and to pay for Notes in the tender offer is conditioned on, among other things, the following:
•	the tender of Notes representing at least a majority of the aggregate principal amount of Notes outstanding necessary to execute the Supplemental Indenture; and

•	Basic’s having completed a capital markets transaction with gross proceeds to it of at least $250.0 million on terms acceptable to it.
Basic has retained BofA Merrill Lynch to serve as the Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, at (800) 659-6590. Questions regarding the tender offer and consent solicitation may be directed to BofA Merrill Lynch at (800) 292-0700.

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated February 1, 2011.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. Basic employs more than 4,500 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain and Appalachian regions.
Additional information on Basic Energy Services is available on the Company’s website at http://www.basicenergyservices.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2009 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.